Exhibit 4.53

Dated December 2019

Supplemental Agreement to Information Service Cooperation Agreement

among

Beijing LeRong Duoyuan Information Technology Co., Ltd.,

Lerong Duoyuan (Beijing) Technology Co., Ltd.

and

Shanghai Anquying Technology Co., Ltd.

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Supplemental Agreement to Information Service Cooperation Agreement

Party A 1: Beijing LeRong Duoyuan Information Technology Co., Ltd.

Address: 501, 5/F, Unit 1, No. 10 West Jintong Road, Chaoyang District, Beijing

Legal representative: Jun DONG

Party A 2: Lerong Duoyuan (Beijing) Technology Co., Ltd.

Address: 806, 8/F, Building 4#, Yard 18, Suzhou Street, Haidian District, Beijing

Legal representative: Jun DONG

Party B: Shanghai Anquying Technology Co., Ltd.

Address: 2/F, East Gate, Pacific Century Place, No. A2, Gongti North Road, Chaoyang District, Beijing

Legal representative: Bingqing CHEN

(“Party A” below refers to “Party A 1” and “Party A 2”)

Party A and Party B entered into the Information Service Cooperation Agreement in respect of cooperation in referral of lending projects (“Original Agreement”) in July 2019. Article III of the Original Agreement agrees as follows for the use, adding and calculation of the security deposit:

“2) Daily Use and Addition of Security Deposit

a. Party A and Party B agree to calculate the use conditions of the security deposit of Party B during the period (“Use Period”) from 0:00 of the previous business day to 0:00 of the date of calculation in every business day. Amount of security deposit used = total amount of delinquent loans repaid out of the security deposit during Use Period.

b. Party B shall add and pay the security deposit used during the Use Period to Party A within two business days after the date of calculation.

(3) Monthly Calculation and Addition of Security Deposit

a. Party A and Party B agree that in each calendar month, the additional security deposit payable by Party B shall be calculated. The calculation formula shall be as follows: amount of additional security deposit payable for the current month = total amount of security deposit payable at the end of the current month - total amount of security deposit payable in the beginning of the current month, where:

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total amount of security deposit payable at the end of the current month = ending balance of outstanding loans (i.e. the balance of outstanding loans as at 24:00 of the final day of the current month of the calculation period) ×K;

total amount of security deposit payable in the beginning of the current month = ending balance of outstanding loans of the preceding calculation period (i.e. the balance of outstanding loans as at 24:00 of the final day of the preceding calculation period) ×K;

b. Party B shall, within【5】business days following the end of the current month, settle and pay the additional security deposit payable for the current month to Party A according to the provisions above.

c. If, according to the result of any settlement of security deposit by the Parties, the balance of security deposit paid by Party B to Party A exceeds 【12】% of the balance of outstanding loans facilitated hereunder, the excess amount as confirmed by the Parties shall be returned by Party A to the following account designated by Party B within 【5】 business days. Party B hereby designates the following account for receiving the security deposit returned by Party A:

Account name: Shanghai Anquying Technology Co., Ltd.

Account number: 121918519810103

Bank name: China Merchants Bank, Beijing Branch, Wanda Plaza Sub-Branch

d. Party A and Party B shall calculate the monthly average delinquency rate (M) of the preceding month as follows on the basis of the aforesaid provisions regarding the settlement: average delinquency rate (M) = (amount of delinquent loans in the preceding month / average balance of outstanding loans in the preceding month) ×12, where, amount of delinquent loans in the preceding month = total amount of delinquent loans repaid out of the security deposit in the preceding month; average balance of outstanding loans in the preceding month = balance of outstanding loans in the beginning of the preceding month + balance of outstanding loans at the end of the preceding month) / 2.

If the average delinquency rate (M) in the preceding month exceeds 18%, Party B shall pay a security deposit for repayment of excessive delinquent loans (N), which shall be calculated as follows: security deposit for repayment of excessive delinquent loans (N) = average balance of outstanding loans in the preceding month ×(M-18%). Such security deposit for repayment of excessive (N) shall be paid by Party A using its own funds to the beneficiary account for receiving the repaid security deposit appointed by Party B within the time agreed in aforesaid Item (3)c.

Both Parties have reached the consensus and made the following supplement to the Original Agreement for mutual compliance:

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Party A and Party B hereby acknowledge and agree that, during the cooperation between both Parties in 2019, Party B had added and paid the amount of the security deposit used during 2019. The aforesaid paid amount of the security deposit used = total amount of delinquent loans repaid out of the security deposit for cooperation project in 2019. For avoidance of any doubt, as of now, the amount that Party B has accumulatively added and paid to Party A for the security deposit used during 2019 is A. Party A and Party B will make the annual calculation and settlement for the use conditions of the security deposit of Party B within one month after the end of 2019.

Party A and Party B hereby further agree that, the amount of the security deposit used actually payable by Party B in 2019 B = ending balance of outstanding loans at the end of the year (outstanding principal of the borrower at 24:00 of the last day at the end of the year, including the part prepaid by Anquying) *18%. If A is bigger than B, Party A shall return aforesaid difference to Party B within【30】business days after the calculation and settlement. Difference = A-B; if A is smaller than B, Party B shall continue to add and pay the amount of the security deposit used in the mode agreed in the Original Agreement, till the amount of the used security deposit in 2019 accumulatively paid by Party B is equal to B.

After completion of aforesaid payment, Clause 2 of Article III of the Original Agreement shall be automatically terminated. Both Parties shall not be required to make any subsequent settlement for the amount of the security deposit used, nor shall Party B be obligated to pay any security deposit to Party A. For avoidance of any doubt, for the newly added cooperation projects of both Parties after January 1, 2020, Party B shall have no obligation to pay any security deposit to Party A, no matter whether the borrower in such cooperation projects fails to repay the principal and/or interest on time.

II. In case of any inconsistency between this Agreement and the Original Agreement, this Agreement shall prevail. Matters uncovered in this Agreement shall still continue to be implemented pursuant to the provisions of the Original Agreement.

III. This Agreement shall become valid and take effect since the date of being sealed by both Parties. Cooperation already conducted between both Parties before this Agreement takes effect shall continue to be implemented by reference to this Agreement.

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[No Text Below]

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This is the signature page for Supplemental Agreement to Information Service Cooperation Agreement

Party A 1: Beijing LeRong Duoyuan Information Technology Co., Ltd. (seal)

/s/ Beijing LeRong Duoyuan Information Technology Co., Ltd.

Date: 【    】th Day of 【    】, 2019

Party A 2: Lerong Duoyuan (Beijing) Technology Co., Ltd. (seal)

/s/ Lerong Duoyuan (Beijing) Technology Co., Ltd.

Date: 【    】th Day of 【    】, 2019

Party B: Shanghai Anquying Technology Co., Ltd. (seal)

/s/ Shanghai Anquying Technology Co., Ltd.

Date: 【    】th Day of 【    】, 2019

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